Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports Second Quarter Net Income per Share of $1.59;
Operating Income per Share Is $1.41;
Combined Ratio Is 90.4%

2010 Operating Income per Share Guidance
Of $5.15 to $5.55 Is Affirmed
     WARREN, New Jersey, July 22, 2010 — The Chubb Corporation [NYSE: CB] today reported that net income in the second quarter of 2010 was $518 million compared to $551 million in the second quarter of 2009. Net income per share increased 3% to $1.59 from $1.54.
     Average diluted shares outstanding for the second quarter were 326.7 million in 2010 and 357.4 million in 2009.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $460 million in the second quarter of 2010 compared to $533 million in the second quarter of 2009. Operating income per share declined 5% to $1.41 from $1.49.
     The impact of catastrophes in the second quarter of 2010 was $193 million pre-tax, compared with $43 million pre-tax in the second quarter of 2009. The $193 million reflects the impact of numerous storms throughout the United States, the most significant of which was the May hailstorm in Oklahoma.
     The impact of catastrophes on second quarter net income and operating income per share was $0.38 in 2010 and $0.08 in 2009.
     Net written premiums for the second quarter of 2010 were $2.9 billion, an increase of 1% from $2.8 billion in the second quarter of 2009. Excluding the effect of foreign currency translation, premiums were flat. Premiums declined 1% in the U.S. and increased 11% outside the U.S. (increased 3% in local currencies).

     The second quarter combined loss and expense ratio was 90.4% in 2010, compared to 85.9% in 2009. The impact of catastrophes in the second quarter of 2010 accounted for 6.9 percentage points of the combined ratio, compared to 1.5 points in the second quarter of 2009. Excluding catastrophes, the combined ratio for the second quarter was 83.5% in 2010 and 84.4% in 2009.
     The expense ratio for the second quarter was 30.9% in 2010 and 30.2% in 2009.
     Property and casualty investment income after taxes for the second quarter was $311 million in 2010 and $312 million in 2009.
     Net income for the second quarter of 2010 reflected net realized investment gains of $90 million pre-tax ($0.18 per share after-tax), compared to $27 million pre-tax ($0.05 per share after-tax) in the second quarter of 2009.
     During the second quarter, Chubb repurchased 12.4 million shares of its common stock at a total cost of $636 million (an average of $51.14 per share). As of June 30, 2010, there were 16.8 million shares of common stock remaining under the current repurchase authorization, including the 14 million share increase in the authorization announced in June.
     “Chubb’s second quarter operating income per share of $1.41 is an outstanding result given the competitive pressures in the insurance marketplace and the $0.38 per share negative impact of catastrophe losses,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “Results were again driven by solid underwriting performance in each of our business units, producing an overall combined ratio excluding catastrophes of 83.5%. This is consistent with our first quarter performance, resulting in a combined ratio excluding catastrophes of 82.4% for the first six months of 2010, a 3.4 point improvement over the first half of 2009.
     “Because of the unusually high level of catastrophe losses in the first six months of 2010,” said Mr. Finnegan, “we have increased our catastrophe assumption for our full-year guidance from 3 points to 7 points. Nevertheless, in light of the better than expected underlying performance of our businesses in the first half of the year and our outlook for the second half, we are affirming the guidance we provided last January for full-year 2010 operating income per share of $5.15 to $5.55.”

Six-Month Results
     For the first six months of 2010, net income was $982 million or $2.97 per share, compared with $892 million or $2.49 per share for the first half of 2009. Operating income for the first half of 2010 totaled $841 million or $2.54 per share, compared with $1.0 billion or $2.92 per share for the first half of 2009.
     The impact of catastrophes in the first six months of 2010 was $537 million pre-tax, compared with $69 million pre-tax in the first half of 2009. The impact of catastrophes on net income and operating income per share for the first six months was $1.06 in 2010 and $0.13 in 2009. The impact of catastrophes includes losses and loss expenses net of reinsurance recoverable and also includes reinsurance reinstatement premiums.
     During the first half of 2010, Chubb incurred a one-time tax charge of $22 million ($0.07 per share) related to the recently enacted federal health care legislation, which eliminated the tax benefit associated with Medicare Part D subsidies to be received by companies that provide qualifying prescription drug coverage to retirees.
     Net written premiums for the first six months increased 1% to $5.7 billion. Excluding the effect of foreign currency translation, premiums were down approximately 1% in the first half of 2010. Premiums declined 3% in the U.S. and increased 14% outside the U.S. (increased 2% in local currencies).
     The combined ratio for the first six months was 92.0% in 2010 compared to 87.0% in 2009. The impact of catastrophes in the first half accounted for 9.6 percentage points of the combined ratio in 2010 and 1.2 points in 2009. Excluding the impact of catastrophes, the combined ratio in the first half was 82.4% in 2010 and 85.8% in 2009.
     The expense ratio for the first six months was 31.1% in 2010 and 30.5% in 2009.
     Property and casualty investment income after taxes for the first six months increased 1% to $624 million in 2010 from $618 million in 2009.
     Net income for the first six months of 2010 reflects net realized investment gains of $217 million pre-tax ($0.43 per share after-tax). Net income for the first half of 2009 reflected net realized investment losses, including impairments, of $239 million pre-tax ($0.43 per share after-tax).
     During the first six months of 2010, Chubb repurchased 19.4 million shares of common stock at a total cost of $980 million (an average of $50.54 per share).

Outlook for 2010
     Chubb affirmed 2010 operating income per share guidance of $5.15 to $5.55. This guidance assumes:
•	Net written premiums that are approximately flat for the full year, including a benefit from foreign currency translation of about one percentage point. The January 2010 guidance assumed net written premiums that would be flat to down 2%, including a 2 point positive impact of currency.

•	A combined ratio between 90% and 92% for the year, unchanged from the assumption in the January 2010 guidance. This is based on revised combined ratio assumptions of 94% to 96% for Chubb Personal Insurance, 93% to 95% for Chubb Commercial Insurance and 82% to 84% for Chubb Specialty Insurance.

•	An impact of catastrophe losses for 2010 of 7 percentage points, compared to the assumption of 3 points in the January 2010 guidance. This implies 4 to 4 1/2 points of catastrophe losses for the second half of 2010. The impact of each point of catastrophe losses on operating income per share for the year is approximately $0.22.

•	Property and casualty investment income after tax for the year that is down approximately 1%, compared to an assumption of flat in the January 2010 guidance.

•	Average diluted shares outstanding of 321 million for the year, compared to the assumption of 328 million shares in the January 2010 guidance.
     Guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statement below.
Second Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums increased 5% in the second quarter to $1.0 billion. CPI’s combined ratio for the quarter was 92.9%, compared to 84.2% in the second quarter of 2009. The impact of catastrophe losses for the second quarter accounted for 13.8 percentage points of the combined ratio in 2010 and 3.2 points in 2009. Excluding the impact of catastrophe losses, CPI’s second quarter combined ratio was 79.1% in 2010 and 81.0% in 2009.

     Net written premiums for Homeowners increased 2%, and the combined ratio was 94.5%. Personal Automobile net written premiums increased 14%, and the combined ratio was 90.2%. Other Personal lines premiums increased 9%, and the combined ratio was 90.5%.
     Chubb Commercial Insurance (CCI) net written premiums were flat in the second quarter at $1.2 billion. The combined ratio for the second quarter was 92.9% in 2010 and 89.2% in 2009. The impact of catastrophe losses for the second quarter accounted for 5.6 percentage points of the combined ratio in 2010 and 1.2 points in 2009. Excluding the impact of catastrophe losses, CCI’s second quarter combined ratio was 87.3% in 2010 and 88.0% in 2009.
     Average second quarter renewal rates in the U.S. were flat for CCI, which retained 86% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.3 to 1.
     Chubb Specialty Insurance (CSI) net written premiums were flat in the second quarter at $666 million. The combined ratio was 82.5%, compared to 83.9% in the second quarter of 2009.
     Professional Liability (PL) net written premiums were flat, and the business had a combined ratio of 87.2%. In the U.S., average second quarter PL renewal rates were down 3%, premium renewal retention was 86% and the ratio of new to lost business was 1.0 to 1.
     Surety net written premiums were down 2%, and the combined ratio was 47.7%.
Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s second quarter performance with investors and analysts today, July 22nd, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms
Operating Income: Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss): Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax: Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost: Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio: The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.
Net Written Premiums Growth (Decrease) Excluding the Impact of Currency Fluctuation: Management uses net written premiums growth (decrease) excluding the impact of currency fluctuation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted. In net written premiums growth (decrease) excluding the impact of currency fluctuation, the effect of fluctuations in the exchange rates is excluded as these rates may fluctuate significantly and could distort the analysis of trends. Net written premiums growth (decrease) excluding the impact of currency fluctuation is determined by using the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION
     Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). Forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2010 operating income per share guidance and related assumptions. Forward-looking statements generally can be identified by words such as “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:
–	our expectations relating to reinsurance recoverables;

–	the willingness of parties, including us, to settle disputes;

–	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

–	development of new theories of liability;

–	our estimates relating to ultimate asbestos liabilities;

–	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses; and

–	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;
•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;
•	the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:
–	claims and litigation arising out of stock option “backdating,” “spring loading” and other equity grant practices by public companies;

–	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

–	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

–	claims and litigation arising out of practices in the financial services industry;

–	claims and litigation relating to uncertainty in the credit and broader financial markets; and

–	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;
•	the impact of legislative and regulatory developments on our business, including those relating to terrorism, catastrophes and the financial markets;
•	any downgrade in our claims-paying, financial strength or other credit ratings;
•	the ability of our subsidiaries to pay us dividends;
•	general political, economic and market conditions, whether globally or in the markets in which we operate, including:
–	changes in interest rates, market credit spreads and the performance of the financial markets;

–	currency fluctuations;

–	the effects of inflation;

–	changes in domestic and foreign laws, regulations and taxes;

–	changes in competition and pricing environments;

–	regional or general changes in asset valuations;

–	the inability to reinsure certain risks economically; and

–	changes in the litigation environment;
•	our ability to implement management’s strategic plans and initiatives.
Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended June 30
	Second Quarter		Six Months
	2010	2009	2010	2009
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,886	$2,846	$5,651	$5,589
Decrease (Increase) in Unearned Premiums	(87)	(18)	(70)	65

Premiums Earned	2,799	2,828	5,581	5,654

Losses and Loss Expenses	1,660	1,572	3,390	3,187
Operating Costs and Expenses	889	857	1,751	1,700
Increase in Deferred Policy
Acquisition Costs	(21)	(4)	(43)	(20)
Dividends to Policyholders	8	7	16	15

Underwriting Income	263	396	467	772

Investments
Investment Income Before Expenses	393	394	789	780
Investment Expenses	8	7	17	14

Investment Income	385	387	772	766

Other Income (Charges)	4	1	(3)	5

Property and Casualty Income	652	784	1,236	1,543

CORPORATE AND OTHER	(40)	(58)	(103)	(121)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	612	726	1,133	1,422

Federal and Foreign Income Tax	152	193	292	375

CONSOLIDATED OPERATING INCOME	460	533	841	1,047

REALIZED INVESTMENT GAINS (LOSSES) AFTER INCOME TAX	58	18	141	(155)

CONSOLIDATED NET INCOME	$518	$551	$982	$892

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$311	$312	$624	$618

	Periods Ended June 30
	Second Quarter		Six Months
	2010	2009	2010	2009
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	326.7	357.4	330.8	357.8
Actual Common Shares at End of Period	314.5	349.9	314.5	349.9

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.41	$1.49	$2.54	$2.92
Realized Investment Gains (Losses)	.18	.05	.43	(.43)

Net Income	$1.59	$1.54	$2.97	$2.49

Effect of Catastrophes	$(.38)	$(.08)	$(1.06)	$(.13)

	June 30	Dec. 31	June 30
	2010	2009	2009
BOOK VALUE PER COMMON SHARE	$49.39	$47.09	$41.45

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	45.61	44.37	40.41
PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2010	2009	2010	2009
Losses and Loss Expenses to Premiums Earned	59.5%	55.7%	60.9%	56.5%
Underwriting Expenses to Premiums Written	30.9	30.2	31.1	30.5

Combined Loss and Expense Ratio	90.4%	85.9%	92.0%	87.0%

Effect of Catastrophes on Combined Loss and Expense Ratio	6.9%	1.5%	9.6%	1.2%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2010	2009	2010	2009
	(in millions)
Paid Losses and Loss Expenses	$1,686	$1,507	$3,118	$3,016
Increase (Decrease) in Unpaid Losses and Loss Expenses	(26)	65	272	171

Total Losses and Loss Expenses	$1,660	$1,572	$3,390	$3,187

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2010	2009	(Decrease)	2010	2009
	(in millions)
SIX MONTHS ENDED JUNE 30

Personal Insurance
Automobile	$314	$278	13%	90.8%	90.1%
Homeowners	1,164	1,151	1	103.8	84.3
Other	404	375	8	88.9	93.9

Total Personal	1,882	1,804	4	98.6	87.0

Commercial Insurance
Multiple Peril	540	561	(4)	103.6	82.8
Casualty	812	815	—	89.7	97.7
Workers’ Compensation	409	424	(4)	90.8	89.6
Property and Marine	691	673	3	90.8	86.2

Total Commercial	2,452	2,473	(1)	93.4	89.7

Specialty Insurance
Professional Liability	1,153	1,137	1	86.7	90.6
Surety	159	162	(2)	43.9	38.4

Total Specialty	1,312	1,299	1	81.7	84.4

Total Insurance	5,646	5,576	1	92.2	87.6

Reinsurance Assumed	5	13	(62)	*	*

Total	$5,651	$5,589	1	92.0	87.0

QUARTERS ENDED JUNE 30

Personal Insurance
Automobile	$168	$147	14%	90.2%	90.5%
Homeowners	647	637	2	94.5	80.7
Other	193	177	9	90.5	90.7

Total Personal	1,008	961	5	92.9	84.2

Commercial Insurance
Multiple Peril	286	292	(2)	95.2	79.9
Casualty	398	406	(2)	91.0	92.7
Workers’ Compensation	187	188	(1)	91.5	91.8
Property and Marine	338	327	3	93.9	91.4

Total Commercial	1,209	1,213	—	92.9	89.2

Specialty Insurance
Professional Liability	583	584	—	87.2	90.1
Surety	83	85	(2)	47.7	38.5

Total Specialty	666	669	—	82.5	83.9

Total Insurance	2,883	2,843	1	90.4	86.3

Reinsurance Assumed	3	3	—	*	*

Total	$2,886	$2,846	1	90.4	85.9

*	Combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in run-off.